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EXHIBIT 10.2

FIRST AMENDMENT TO ADVISORY AGREEMENT

        THIS FIRST AMENDMENT TO ADVISORY AGREEMENT (the "Amendment") is made and entered into effective as of January 24, 2005, by and between Wellbrook Properties, Inc., a Georgia corporation (the "Company"), and Cornerstone Capital Advisors Inc., a Georgia corporation (the "Advisor").

        WHEREAS, effective as of August 31, 2004, the parties hereto entered into that certain Advisory Agreement (the "Advisory Agreement'"), pursuant to which the Advisor undertook to render certain duties and responsibilities to the Company in connection with its operations, as all provided therein; and

        WHEREAS, on December 31, 2004, the parties hereto mutually consented to continue the Advisory Agreement in force until December 31, 2005, subject to an unlimited number of successive one (1) year renewals upon the mutual consent of the parties, all as provided in Section 15 of the Advisory Agreement; and

        WHEREAS, the parties hereto desire to amend the Advisory Agreement pursuant to the terms of this Amendment; and

        WHEREAS, Section 23 of the Advisory Agreement provides that all modifications of the Advisory Agreement must be executed in writing by both parties to the Advisory Agreement.

        NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and all other good and valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     No Reimbursement of the Advisor's Personnel Costs. Section 10(a) of the Advisory Agreement describes the Company's obligation to pay directly or reimburse the Advisor for out-of-pocket expenses paid or incurred by the Advisor on behalf of the Company in connection with the services it provides to the Company pursuant to the Advisory Agreement. However, the parties have determined that the Advisor's personnel costs are not to be included in such out-of-pocket expenses; and therefore Section 10(a)(xiv) of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

          (xiv) administrative service expenses (including items such as use of office supplies, but excluding any personnel costs of the Advisor); and

        2.     Miscellaneous. Except as otherwise provided in this Amendment, the Advisory Agreement remains in full force and effect without modification or amendment. It is the intent of the parties hereto that, wherever possible, the terms and conditions of this Amendment be construed consistently with the terms and conditions of the Advisory Agreement; however, in the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Advisory Agreement, the terms and conditions of this Amendment shall govern and control.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

COMPANY:
Wellbrook Properties, Inc.
By:	/s/ JOHN T. OTTINGER John T. Ottinger, Jr., Chief Executive Officer
ADVISOR:
Cornerstone Capital Advisors Inc.
By:	/s/ CECIL A. BROOKS Cecil A. Brooks, Chief Executive Officer

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FIRST AMENDMENT TO ADVISORY AGREEMENT